Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF
STEWART CONTRACTING. INC.
WITH AND INTO UNITED MINE SERVICES, INC.

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 30, 2007, by and between STEWART CONTRACTING, INC. ("SCI"), a corporation organized and existing under the laws of the State of Idaho (SCI being hereinafter sometimes referred to as the "Merging Corporation") and UNITED MINE SERVICES, INC. ("UMS"), a corporation organized and existing under the laws of the State of Idaho (UMS being hereinafter sometimes referred to as the "Surviving Corporation"). said two corporations being hereinafter sometimes referred to collectively as the “Constituent Corporations";

WHEREAS, the Board of Directors and Shareholders of each of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations that SCI be merged with and into UMS, with UMS, with UMS being the Surviving Corporation, under and pursuant to the laws of the State of Idaho and on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

MERGER

1.1           SCI shall be merged with and into UMS in accordance with the laws of the State of Idaho. The separate corporate existence of SCI shall thereby cease, and UMS shall be the Surviving Corporation.

1.2           The name which the Surviving Corporation is to have after the merger shall be “UNITED MINE SERVICES, INC."

1.3           In the Effective Time (as defined in Section 2.1 below), the separate existence of the Merging Corporation shall cease. Except as herein otherwise specifically set forth, from and after the Effective Time the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, to the extent consistent with its Articles of Incorporation, of the Constituent Corporations. All the rights, privileges, powers and franchises of the Merging

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Corporation, of a public as well as of a private nature, and all property, real, personal and mixed of the Merging Corporation, and all debts due on whatever account to it, including all choses in action and all and every other interest of or belonging to it, shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all such property, rights, privileges, immunities and franchises, of a public as well as of a private nature, and all and every other interest of the Merging Corporation shall be thereafter as effectually the property of the Surviving Corporation as they were of the Merging Corporation.

    1.4    From and after the Effective Time, the Surviving Corporation shall be subject to all the duties and liabilities of a corporation organized under the Idaho Business Corporation Act and shall be liable and responsible for all the liabilities and obligations of the Constituent Corporations. The rights of the creditors of the Constituent Corporations, or of any person dealing with such corporations, or any liens upon the property of such corporations, shall not be impaired by this merger, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted to judgment as if this merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in place of the Merging Corporation. Except as otherwise specifically provided to the contrary herein, the identity, existence, purposes, powers, franchises, rights immunities and liabilities of the Surviving Corporation shall continue unaffected and unimpaired by the merger.

ARTICLE II

TERMS AND CONDITIONS OF THE MERGER

The terms and conditions of the merger shall be as follows:

    2.1           The merger shall become effective at 11:30 p.m., on June 30, 2007, pursuant to the Idaho Business Corporation Act. The time and date of such effectiveness is referred to in this Agreement as the "Effective Time."

2.2           Prior to the Effective Time, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effect the merger. If at any time after the Effective Time, the Surviving Corporation shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable in order to vest in, or confirm to, the Surviving Corporation full title to all of the property, assets, rights, privileges and franchises of the Constituent Corporations, or either of them, the officers and directors of the Constituent Corporations shall execute and deliver all such instruments and take all such further actions as the Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to the Surviving

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Corporation title to and possession of all such property, assets, rights, privileges, immunities and franchises, and otherwise to carry out the purposes of this Agreement and Plan.

ARTICLE III

CHARTER AND BYLAWS;
DIRECTORS AND OFFICERS

3.1           The Articles of incorporation of UMS, as in effect immediately prior to the Effective Time, shall, after the merger, continue to be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with law, and no change to such Articles of Incorporation shall be effected by the merger.

3.2           The Bylaws of UMS, as in effect immediately prior to the Effective Time, shall, after the merger, continue to be the Bylaws of the Surviving Corporation until duly amended in accordance with law, and no change to such Bylaws shall be effected by the merger.

3.3           The persons who are the Directors and officers of UMS immediately prior to the Effective Time shall, after the merger, continue as the Directors and officers of the Surviving Corporation without change, to serve, subject to the provisions of the Bylaws of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the laws of the State of Idaho and the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV

CONVERSION OF SHARES

4.1           The Surviving Corporation presently has issued an outstanding four million five hundred sixteen thousand (4,516,000) shares of $0.01 par value class A common stock ("UMS Class A Common"), which shares of Class A Common are the only outstanding shares of the Surviving Corporation.

4.2           The Merging Corporation presently has issued an outstanding one thousand (1,000) shares of $1 par value Class A common Stock ("SCI Class A Common").

4.3           At the Effective Time, each issued and outstanding share of SCI Class A Common shall be converted into five thousand (5,000) shares of UMS Class A Common. After the Effective Time, each holder of an outstanding

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certificate or certificates theretofore representing shares of SCI Class A Common may, but shall not be required to, surrender the same to the Surviving Corporation for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing, respectively, five thousand (5,000) shares of UMS Class A Common for every one (1) share of SCI Class A Common previously represented by the stock certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificates which prior to the Effective Time represented SCI Class A Common shall be deemed and treated for all corporate purposes to represent the ownership of five thousand (5,000) shares of UMS Class A Common. No other cash, shares, securities or obligations will be distributed or issued upon conversion of SCI Class A Common.

ARTICLE V

MISCELLANEOUS

5.1           Notwithstanding anything herein to the contrary, the Board of Directors of either of the Constituent Corporations may, in their sole discretion and at any time prior to the filing with the Secretary of State of Idaho of the necessary Articles of Merger giving effect to the merger, by resolution duly adopted. abandon the merger if it shall deem such action necessary, desirable and in the best interests of the respective Constituent Corporation. In the event of such determination and the abandonment of this Agreement and Plan pursuant to the provisions of this Paragraph 5.1, the same shall became null and void and shall have no further effect. Such termination shall not give rise to any liability on the part of either of the Constituent Corporations or its Directors, officers or shareholders in respect of this Agreement and Plan.

5.2           The Shareholders of SCI and UMS dissenting to the Agreement and Plan shall be entitled, pursuant to the Idaho Business Corporation Act, to be paid the fair value of their shares upon compliance with such statutory sections.

5.3           This Agreement and Plan embodies the entire agreement between the parties hereto and there are no agreements. understandings, restrictions or warranties between the parties hereto other than those set forth herein or herein provided for.

IN WITNESS WHEREOF, this Agreement and Plan has been signed by the duly authorized officers of the Constituent Corporations pursuant to the authorization by the Board of Directors and Shareholders of the Constituent Corporations, all as of the day and year first above written.

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UNITED MINE SERVICES, INC.

By:	KURT HOFFMAN
KURT HOFFMAN, President

STEWART CONTRACTING, INC.

By:	GREG S. STEWART
GREG S. STEWART, President

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